EXHIBIT 99.1

Fariello Named Capital Bank President

ELMIRA, N.Y., Jan. 08, 2018 (GLOBE NEWSWIRE) -- Anders M. Tomson, President and CEO of Chemung Canal Trust Company, today announced that Daniel D. Fariello has been named President of the Capital Bank Division of Chemung Canal Trust Company.  Fariello, who joined Capital Bank in December 2013, currently serves as Senior Vice President, Commercial Loan Manager and Market Executive of the company for the Capital Region.

“Dan is a strong leader who is well respected inside and out of the bank,” Tomson said. “He has been a tremendous advocate for the bank and has been instrumental in our significant growth in the Capital Region,” he added. In his new position Fariello will oversee the collaborative effort of the entire bank’s operation within the Capital District and join Chemung Canal Trust Company’s Executive Management Team.

Mr. Fariello has more than 16 years of banking experience, including a strong concentration within the commercial lending side of the business.  Prior to joining Capital Bank he was a Relationship Manager and Vice President at First Niagara Bank.

Fariello’s appointment comes as Capital Bank’s footprint is also growing.  On January 8th the bank will open a branch office in Schenectady, as part of the Mohawk Harbor development project, and it expects to open an office in Wilton Plaza this coming April.  These offices join other branches in downtown Albany, Clifton Park, Colonie, Latham and Slingerlands.

“I am honored to be appointed President of Capital Bank. We have a strong and growing team of experienced and dedicated banking professionals and I look forward to the opportunity to expand the Capital Bank imprint within the region,” Fariello said.

Fariello graduated with a BS in Management/Business from Skidmore College, and received an MBA from the University of Massachusetts. He is the treasurer of the board of directors of the Downtown Albany Business Improvement District, board member of the Town of Clifton Park Industrial Development Agency, a member of the Advisory Board of the Southern Saratoga YMCA, and a volunteer coach for Clifton Park Baseball.

Capital Bank is a division of Chemung Canal Trust Company, a full service community bank with full trust powers. Established in 1833, Chemung Canal Trust Company is the oldest, locally owned and managed community bank in New York State.

Media Note: Photo Attached: Daniel D. Fariello
A photo accompanying this announcement is available at http://www.globenewswire.com/NewsRoom/AttachmentNg/dc3f0a67-c36c-475e-8219-8b0d3999726d

Contact:
Michael J. Wayne
Senior Vice President
(607) 737-3762
mwayne@chemungcanal.com